UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Valmont Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF THE 2022 ANNUAL MEETING OF THE SHAREHOLDERS
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING

Place:	Valmont Industries, Inc. Headquarters
15000 Valmont Plaza
Omaha, Nebraska 68154-5215

Time:	1:00 p.m. Central Daylight Time

Date:	April 26, 2022
Items of Business:
1.	Electing four directors of the Company to three-year terms;
2.	Approval of the Valmont 2022 Stock Plan;
3.	Advisory approval of the Company's executive compensation;
4.	Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2022; and
5.	Consider and act upon such other business that may properly come before the meeting.
The record date for determining which shareholders may vote at this meeting is February 28, 2022.
We are distributing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process should expedite shareholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 15, 2022, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.
We will provide a live audio webcast of the meeting beginning at 1:00 p.m. Central Daylight Time on April 26, 2022. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or point your browser to investors.valmont.com.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at our annual meeting.
Sincerely,

R. Andrew Massey Vice President, Chief Legal Officer and Corporate Secretary

PROXY STATEMENT SUMMARY
TIME AND PLACE OF THE ANNUAL MEETING
When: Tuesday, April 26, 2022 at 1:00 p.m. Central Daylight Time
Where: Valmont Headquarters, Omaha, Nebraska
MEETING AGENDA
Voting Matters	Board Recommendation	Page
Election of Four Director Nominees	FOR	4
Approval of the Valmont 2022 Stock Plan	FOR	38
Advisory Vote on Executive Compensation	FOR	44
Ratification of Appointment of Independent Auditors	FOR	47
HOW TO VOTE
We encourage you to vote at your earliest convenience, by one of the following means, before the Annual Meeting
•	By visiting proxyvote.com on the Internet through your computer or mobile device,
•	By calling 1-800-579-1639, or
•	By signing, dating and returning your proxy card, if you receive your proxy materials by mail.
Pleased vote as soon as possible, even if you plan to attend the 2022 Annual Meeting.

PROXY STATEMENT
To Our Shareholders:
The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Tuesday, April 26, 2022, or at any adjournments thereof.
At the close of business on February 28, 2022, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 21,305,027 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.
We will provide a live audio webcast of the meeting beginning at 1:00 p.m. Central Daylight Time on April 26, 2022. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or go to investors.valmont.com, where a link will provide for access to the audio of the meeting.
The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may not vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
Election of the four director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.
The proposals to approve the Valmont 2022 Stock Plan, the ratification of the appointment of the auditors and the approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.
Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., 15000 Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 11:59 p.m. Eastern Time on April 25, 2022. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.
As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its shareholders electronically via the Internet. On March 15, 2022, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.
The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

Certain Shareholders
The following table sets forth, as of February 28, 2022, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) executive officers named in the summary compensation table, (iii) directors, and (iv) all directors and executive officers as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership February 28, 2022(1)	Percent of Class(2)
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	1,952,221	9.2%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	1,698,213	8.0%
FMR LLC(5) 245 Summer Street Boston, MA 02210	1,210,088	5.7%
Mogens C. Bay(6)	200,645	1.0%
Kaj den Daas	9,115
Clark T. Randt, Jr.	7,810
Daniel P. Neary	22,283
James B. Milliken	7,220
Catherine James Paglia	8,282
Theo W. Freye	5,249
Richard A. Lanoha	1,122
Ritu Favre	549
Joan Robinson-Berry	549
Stephen G. Kaniewski	119,632
Avner M. Applbaum	6,342
Aaron M. Schapper	18,903
Diane M. Larkin	3,261
T. Mitchell Parnell	5,295
All Executive Officers and Directors as Group (20 persons)	451,437	2.0%
(1)	Includes shares which the directors and executive officers have, or within 60 days of February 28, 2022 will have, the right to acquire through the exercise of stock options, as follows:
Shares
Mr. Kaniewski	75,539
Mr. Applbaum	1,765
Mr. Schapper	9,220
Ms. Larkin	892
Mr. Parnell	1,746
All Executive Officers and Directors as a Group (20 persons)	103,337
Includes 327 restricted stock units for Mr. Applbaum which will vest within 60 days of February 28, 2022. Includes 549 restricted stock units for each of the directors (other than director Kaniewski) which will vest within 60 days of February 28, 2022.
(2)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.
(3)	Based on a Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2022.
(4)	Based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 1, 2022.
(5)	Based on a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 9, 2022.
(6)	Does not include 250,000 shares owned by the Robert B. Daugherty Foundation over which Mr. Bay shares voting power.

ITEM 1:	BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
The Company's board of directors is currently composed of eleven members. The board is divided into three classes and each class serves for three years on a staggered term basis. The Board had twelve members prior to the death of Walter Scott in September 2021.
Four directors have terms of office that expire at the 2022 annual meeting: Directors den Daas, Milliken, Paglia and Favre. These four individuals have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms.
Five directors have joined the board since June 2015. Two directors who were identified by an independent third party search firm joined the board in 2020.
The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his or her resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his or her resignation will not participate in the Committee's recommendation or the board action regarding whether to accept or reject the tendered resignation.
The Company's policy on director retirement, as expressed in the Corporate Governance Principles, provides that a director will not be nominated to a new term if he or she would be over age 75 at the time of election.
The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.
The following discussion provides information about the four nominees, and the seven directors whose terms expire in 2023 and 2024, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person's specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.
NOMINEES FOR ELECTION—Terms Expire 2025
Kaj den Daas Director Since: October 2004 Board Committees: Governance and Nominating Committee Audit Committee (Chair) ESG Committee
Mr. den Daas, age 72, was CEO of Quality Light Source until March 2018. He transitioned into a non-executive position in the holding company QL Light Source Company Ltd. (manufacturer and marketer of LED lamps) in April 2018. He was CEO of Quality Light Source, LLC from October 2017 to March 2018; and CEO of TCP International Holdings, Ltd. from July 2015 to October 2016. Mr. den Daas retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. He previously served on the board of directors of Lighting Science Group Corp. Mr. den Daas, a citizen of the Netherlands, has more than 35 years of international experience in the lighting industry. His extensive international business experience provides value to the Valmont board of directors.

James B. Milliken Director Since: December 2011 Board Committees: Governance and Nominating Committee (Chair) Audit Committee ESG Committee
Mr. Milliken, age 65, is Chancellor of the University of Texas System which enrolls over 235,000 students and has an annual budget of over $20 billion. He was Chancellor of the City University of New York from June 2014 to May 2018. Mr. Milliken was President of the University of Nebraska from August 2004 to May 2014. Mr. Milliken has a law degree from New York University and practiced law on Wall Street before his academic career. He has led the development of research and education programs in China, India, Brazil and other countries. He is a member of the Council on Foreign Relations and the Executive Committee on the Council on Competitiveness. He has chaired commissions on innovation and economic competitiveness for the Association of Public and Land-grant universities and the Council on Competitiveness. Mr. Milliken's experience in managing large organizations which work closely with business and industry and in countries around the world provides value to the Valmont board of directors as the Company grows internationally.

Catherine James Paglia Director Since: February 2012 Board Committees: Lead Director Human Resources Committee Audit Committee
Ms. Paglia, age 69, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998. Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations. Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace. Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont's Audit Committee.

Ritu Favre Director Since: September 2020 Board Committees: Governance and Nominating Committee ESG Committee (Chair)
Ms. Favre, age 53, is the Executive Vice President and General Manager of Semiconductor and Electronics; Aerospace, Defense, and Government; and Transportation Business Units at National Instruments since January 2021. Prior to that she was the Senior Vice President and General Manager of the Semiconductor Business at National Instruments. She was the Chief Executive Officer NEXT Biometrics (2017–2019) and the Senior Vice President, Biometrics Products Division, Synaptics (2014–2016). Ms. Favre self-identifies as Asian. Ms. Favre previously served on the Board of Directors of Cohu, Inc., a public semiconductor manufacturing company. Ms. Favre holds a Master of Science in Electrical Engineering and has 30 years of experience specializing in the development and management of technology solutions. Her engineering, technology, information security and related management experience provides a valuable resource of strategic input to the Valmont Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.
CONTINUING DIRECTORS—Terms Expire 2023
Mogens C. Bay Director Since: October 1993 Chairman of the Board
Mr. Bay, age 73, has been non-executive Chairman of the Company since January 2019. He served as Executive Chairman of the Company during 2018. He was Chairman and Chief Executive Officer of the Company from January 1997 through December 2017, and President and Chief Executive Officer of the Company from August 1993 through December 1996. Mr. Bay previously served as a director of Peter Kiewit Sons', Inc. and of ConAgra Foods, Inc. Mr. Bay holds dual United States and Danish citizenship. Mr. Bay's 40 years of experience with Valmont provides an extensive knowledge of Valmont's operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities.

Clark T. Randt, Jr. Director Since: February 2009 Board Committees: Governance and Nominating Committee ESG Committee
Ambassador Randt, age 76, is currently President of Randt & Co. LLC (business consulting) and lived and worked in Asia for more than thirty-five years. Ambassador Randt served as the United States Ambassador to the People's Republic of China from July 2001 to January 2009. He currently serves as a director of Wynn Resorts Ltd. and formerly served as a director of Qualcomm Incorporated and United Parcel Service, Inc. Ambassador Randt was formerly a partner with the international law firm of Shearman & Sterling in Hong Kong where he headed the firm's China practice. Ambassador Randt is a member of the New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. He is a member of the Council on Foreign Relations. His international experience and knowledge of Asian business operations and experience with U.S. investment in China serves the Company well.

Richard A. Lanoha Director Since: October 2019 Board Committees: Human Resources Committee
Mr. Lanoha, age 54, has been President and Chief Executive Officer of Peter Kiewit Sons' Inc. and Kiewit Corporation since January 2020. He was President and Chief Operating Officer of Kiewit 2016-2019. He was President of Kiewit Energy Group 2012-2016 and Executive Vice President of Kiewit Industrial Group responsible for Kiewit Energy and Kiewit Power divisions of Kiewit 2010-2012. Kiewit’s revenues were in excess of $12 billion in 2020. Mr. Lanoha has management experience of infrastructure construction operations at Kiewit and his experience provides a valuable resource of strategic and oversight input to the Valmont board of directors.

CONTINUING DIRECTORS—Terms Expire 2024
Daniel P. Neary Director Since: December 2005 Board Committees: Audit Committee Human Resource Committee (Chairman) ESG Committee
Mr. Neary, age 70, was a member of the board of directors of Mutual of Omaha (full service and multi-line provider of insurance and financial services) until retirement effective January 2021. Mr. Neary served as CEO of Mutual from 2004-2015 and as Chairman until January 2018. Mutual of Omaha's revenues were in excess of $10 billion in 2020. He was previously President of the Group Insurance business unit of Mutual of Omaha. Mr. Neary's training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company's accounting matters. His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont's board of directors.

Theo Freye Director Since: June 2015 Board Committees: Governance and Nominating Committee ESG Committee
Mr. Freye, age 72, retired in October 2014 as CEO of CLAAS KgaA, a $4.5 billion family owned agricultural machinery firm headquartered in Germany. Mr. Freye, a citizen of Germany, has more than 30 years of international machinery experience. He holds a Master's Degree in Mechanical Engineering and a Ph.D. in Agricultural Science. His extensive international business experience and engineering background provides value to the Valmont board of directors.

Stephen G. Kaniewski Director Since: January 2018
Mr. Kaniewski, age 50, has been Chief Executive Officer of the Company since January 2018. He was President and Chief Operating Officer of the Company from October 2016 through December 2017. Prior to that he was Group President of Valmont's Utility Support Structures Segment. Mr. Kaniewski joined Valmont in 2010 as Vice President, Information Technology and also has held the position of Vice President, Global Operations for the Irrigation Segment. Mr. Kaniewski's duties in various Company operating positions provides valuable knowledge and experience of the Company's operations and strategies.

Joan Robinson-Berry Director Since: September 2020 Board Committees: Human Resources Committee
Ms. Robinson-Berry, age 62, retired in July 2020 as Vice President, Chief Engineer, Boeing Global Services. Ms. Robinson-Berry served as Vice President, Engineering, Boeing Global Services (2018-2019), Vice President, General Manager, Boeing South Carolina (2016-2018), and Vice President, Chief Procurement Officer, Boeing Shared Services Group (2012-2016). Ms. Robinson-Berry serves as a director of Proterra (automotive and energy storage company). Ms. Robinson-Berry holds a Masters of Science in Engineering Management and Business Administration and has over 35 years of global and domestic experience in engineering, operations, supply management and program management. Ms. Robinson-Berry was responsible for product and product services safety, technical integrity and engineering for a $22 billion business unit of Boeing. Her engineering and operations experience make her well qualified as a member of Valmont’s Board of Directors.

Board of Directors Diversity
The following diversity matrix applies to current eleven members of our board of directors

Board of Directors
Skills and Experience
The following matrix provides information regarding the eleven members of our Board, including certain types of knowledge, skills and experience possessed by one or more or our directors, which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills and experience of our directors.

Board Committees
The Board has the following standing committees: Audit; Human Resources; Governance and Nominating; and ESG.
Audit Committee
The current members of the Audit Committee are directors den Daas (Chairman), Neary, Paglia and Milliken. Walter Scott served as a member of the Audit Committee until his death in September 2021. All members of the Audit Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Audit Committee is included in this proxy statement.
The Audit Committee met six times during 2021. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company's independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Committee also oversees the Company's risk with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity matters. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles, and the Company's internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.
Human Resources Committee
The members of the Human Resources Committee during 2021 were directors Neary (Chairman), Paglia, Lanoha, and Robinson-Berry. All members of the Human Resources Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Human Resources Committee is included in this proxy statement.
The Human Resources Committee met five times during 2021. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company's directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Committee oversees the Company's risk with respect to human capital resources and compensation matters; the Committee also oversees and receives reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer's compensation and evaluates the chief executive officer's performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer's compensation. The Committee also approves incentive compensation plans and equity-based plans for executive officers and other selected employees. The Committee reviews the Company's management level organization and programs for management development and succession planning and reviews reports from management on human resources topics as determined by the Committee. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate Governance—Governance Actions. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance—Governance Actions.

The Human Resources Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Committee has engaged the services of Frederic W. Cook & Co., Inc. (FW Cook), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company's executive compensation program. FW Cook performs services solely on behalf of the Committee and does not perform any services for the Company. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
Governance and Nominating Committee
The members of the Governance and Nominating Committee during 2021 were directors Milliken (Chairman), Randt, Freye, den Daas and Favre. All members of the Governance and Nominating Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website.
The Governance and Nominating Committee met four times during 2021. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board and (3) overseeing the Company's risk with respect to governance structure and related matters, including shareholder engagement and sustainability. The Committee also oversees Board leadership, succession, onboarding and education, as well as sustainability matters, including climate change, energy management, water standards, and carbon management. The Committee coordinates the annual self-evaluation by the directors of the board's performance, the CEO's performance and the annual performance evaluation by each committee of the board. The Committee oversees the Company's process for consideration of nominees to the Company's board of directors. The process is described in Director Nomination Process.
Environmental, Social and Governance Committee (ESG Committee)
The Board established an Environmental, Social and Governance Committee (ESG Committee) in December 2021. The Committee held its first meeting in February 2022. The members of the ESG Committee are directors Favre (Chair), Milliken, Neary, Randt, Freye and den Daas. All members of the ESG Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The ESG Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.
The ESG Committee assists the Board in fulfilling its responsibilities relating to oversight of policies and operational controls of environmental, health and safety, and social risks. The Committee effects such oversight through (1) reports by the chairs of the Audit Committee, Human Resources Committee, and the Governance and Nominating Committee, with respect to the environmental, social and governance factors delegated to such committees and (2) periodic reports by Company officers with respect to ESG matters. The chairs of the Audit Committee, Human Resources Committee, and Governance and Nominating Committee, serve as members of the ESG Committee.
GOVERNANCE, HUMAN CAPITAL AND SUSTAINABILITY HIGHLIGHTS
The Board of Directors has oversight responsibility for risks affecting the Company. The Board has delegated risk oversight with respect to operational, compliance and financial matters, including legal, insurance, cybersecurity and information technology risk, to the Audit Committee. The Board has delegated risk oversight with respect to compensation matters and human capital resource matters to the Human Resources Committee; the Committee also oversees and reviews Company reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Board has delegated risk oversight with respect to governance structure related matters, including shareholder engagement and sustainability, to the Governance and Nominating Committee; the Committee oversees board leadership and succession, and oversees sustainability matters, including climate change, energy management, water standards and carbon management.

Corporate Governance Highlights
Director Independence and Board Leadership
•	Ten of eleven directors are independent.
•	All Board committees are fully independent.
•	Lead independent director presides at executive sessions of the independent directors.
Board Refreshment & Diversity
•	Four directors have joined the Board since January 2018, and five since June 2015.
•	There is an established retirement age for directors.
•
Three directors are women, including one African American and one who self-identifies as Asian. Four directors were born outside of the United States and three currently have non-U.S. citizenship or dual citizenship.

Governance Best Practices
•	The Board has established a majority voting system for the election of directors.
•	Directors and executive officers required to hold shares at multiples of their salaries or retainer.
•
The Executive compensation recoupment policy requires reimbursement of incentive compensation based on restatement of financial statements due to material non-compliance with financial reporting requirements.

•	Directors, executive officers and corporate officers are prohibited from engaging in pledging or hedging of Company stock.
ESG Committee.
•	The Board established an ESG Committee in December 2021. The Committee consists of six independent directors and has oversight of environmental, health and safety, and social risks.
•
The short-term incentive plan for executive officers for 2022 includes a 5% incentive modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and increase in employee resource groups engagement.

Human Capital Resources Highlights
Workforce and Policies
•
The Human Resources Committee receives periodic reports on workforce profile; recruiting, retention, advancement and compensation; and employee wellbeing and engagement, safety and health and welfare benefits.

•	The Code of Business Conduct requires each employee to treat each other fairly and emphasizes diversity and inclusion.
•	There are approximately 6,050 employees in the United States and approximately 5,050 employees outside the United States.
•
The Human Rights Policy, published on the website, requires equal opportunity and fair treatment. Policy prohibits discrimination on the basis of age, race, disability, ethnicity, marital or family status, origin, religion, gender, sexual orientation, vender status or gender identity.

•	The Political Contributions Policy prohibits the use of Company funds for political purposes.
•	There is an international whistleblower system implemented for all global employees.

Recruitment, Retention and Advancement
•
The Compensation program provides competitive base salaries, annual performance-based incentives for many employees, and annual equity grants to over 250 employees. Employees are eligible for a wide range of health and welfare benefits, including health insurance and retirement plans. The Company also provides financial wellness offerings, physical and emotional wellness offerings, and injury prevention offerings.

•
All qualified applicants receive consideration for employment. The Company receives over 31,000 applications for roughly 2,400 open positions each year. During 2021, approximately 40% of our new positions were filled from within and an additional 36% were filled by referrals from current employees.

•	Board of Directors annually reviews highly performing and high potential talent, diverse talent and a succession plan for critical roles.
Safety
•	We are committed to creating a culture where a healthy and safe workplace is recognized by everyone as essential to our success.
•
The Human Resource Committee receives periodic safety reports, including total recordable incident rates and lost time incident rates by each segment and for the Company in the aggregate. The Company reported in 2021 a 15.79% reduction in lost time incident rates since 2015 and a 43.02% reduction in total recordable incident rates since 2015.

•	We have implemented a Health and Safety Playbook with six primary areas of focus.
Sustainability Highlights
Overview
•	CEO Kaniewski statement:
Valmont’s sustainability strategy is encapsulated in our Commitment to Corporate Sustainability, our Sustainability White Paper, and continuous input from our stakeholders. Our dedication to Corporate Responsibility is reflected in our Company’s tagline of more than 20 years—“Conserving Resources and Improving Life”.
•
The Sustainability Commitment, Sustainability Report, GRI Sustainability Report and Sustainability Accounting Standards Board Report are published on our website. We also publish data on our website at investors.valmont.com relating to energy consumption, water usage, waste, emissions and greenhouse gas emissions.

•	Valmont’s sustainability initiative was launched in 2015, with measurements focused on electricity, hazardous and non-hazardous waste, combusting fuel, and water usage.
•
In 2020, Valmont added a climate change statement to its website, reported on Scope I emissions and the Company’s carbon footprint. The Company also implemented an electric vehicle program, collected Scope II emissions data, and assessed global combustion fuel goals.

•
The Company has published the following sustainability goals on its website: 10% reduction in carbon emissions by close of 2025; 12% additional reduction in normalized electricity usage by 2025; 19% reduction in normalized carbon emissions from Scope I mobile emissions; and 100% of Valmont global manufacturing facilities to adopt low-flow water fixtures for non-production access by close of 2025; all based on a 2018 baseline.

Operations
•
We strive to improve our use of raw materials, energy and water in the manufacture of our products and provision of our services, and we work to reduce emissions, discharges and wastes generated by our operations.

•	Our solar energy and infrastructure products play an important role in the transition to a clean energy economy.
•	Our lighting, traffic, sign structures and smart pole products support the decongestion of traffic flows and reduction of auto emissions.
•	Our wireless communication products help bring reliable high-speed broadband connectivity to both rural and urban areas.
•	Our irrigation systems promote the efficient use of water worldwide.
•	Our coatings process extends the lifespan of steel structures, allowing for increased protecting from weather events and less maintenance throughout the life of the structure.
•
The Daugherty Water for Food Global Institute, initially funded by Valmont’s founder, is organized to improve water management in agriculture and food systems to ensure sustainable food and water security in the face of population increases and a changing climate.

•	Our enterprise wide environmental management system and policy is published on our website.
Climate Change
•
We believe our electricity distribution infrastructure products, solar products, and irrigation systems for the efficient use of water for agriculture, all positively respond to the effects of climate change.

•
The Board gets periodic reports by the business leadership teams which include information on innovation required to existing products to withstand changing climate conditions and extreme weather events and changes in product preferences due to climate change.

•	The Board receives periodic reports with respect to sustainability goals and initiatives, including climate change reports and communications.
Information Technology and Cyber Security
•
Our information security program covers a range of cybersecurity activities with a primary objective of maintaining the confidentiality, integrity and availability of information in our business. The system is designed to identify and mitigate information security risks.

•
The Audit Committee receives regular reports on Valmont’s risk and compliance with respect to information technology, cybersecurity and security performance. The Committee in 2021 received an independent third party Security Risk Assessment Report.

•	Valmont measures its security performance against the Center for Internet Security Framework.
•	Risk mitigation activities include testing, talent acquisition, quarterly employee training, improved infrastructure and network, enhanced policies and procedures.
•	Valmont has not experienced a material information security breach in the past three years.

Corporate Governance
Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont's businesses and to maintaining Valmont's integrity in the marketplace.
Overview
The board of directors has adopted corporate governance principles which are set out in the “Investor Relations” section of the Company's website at www.valmont.com. The following corporate governance documents also appear on the Company's website and these documents and the Company's Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:
•	Code of Business Conduct
•	Code of Ethics for Senior Officers
•	Audit Committee Charter
•	Human Resources Committee Charter
•	Governance and Nominating Committee Charter
•	ESG Committee Charter
•	Procedures for bringing concerns or complaints to the attention of the Audit Committee
The board met five times during 2021. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders' meeting and all Company directors attended the 2021 annual shareholders' meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company's website.
Board Leadership Structure and Risk Oversight
The board's leadership structure in 2021 consisted of a Non-Executive Chairman and a Lead Director. Mr. Bay became Non-Executive Chairman in 2019. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company's corporate governance principles and the NYSE Listing Standards. The Company's independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually at its July meeting.
The board has established the position of Lead Director. The position is currently filled by independent director Catherine James Paglia. The lead director presides at executive sessions of the independent directors, approves director meeting agendas, has the ability to call meetings of the independent directors, advises the chair on membership of board committees, and serves as a liaison between the independent directors and the Chief Executive Officer. Interested parties who wish to contact the board of directors or the lead director may communicate through the Lead Director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., 15000 Valmont Plaza, Suite 202, Omaha, Nebraska 68154
The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity risk, to the Audit Committee; has delegated risk oversight with respect to human capital resources and compensation matters to the Human Resources Committee; and has delegated risk oversight with respect to governance structure related matters, shareholder engagement and sustainability, and board leadership, succession, onboarding and education, to the Governance and Nominating Committee; and has delegated risk oversight of policies and operational controls of environmental, health and safety, and social risks to the ESG Committee.

Governance Actions
The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:
•	The board of directors has approved bylaws which adopt a majority voting system for the election of directors.
•
The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director's annual retainer. Directors have five years after joining the board to meet the guidelines.

•
The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for Senior Vice Presidents, and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has a policy prohibiting stock hedging and stock pledges applicable to directors and officers.

•
The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements, due to material noncompliance with any financial reporting requirements, the board of directors may require reimbursement of all or any part of any cash or stock award based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

•
The Human Resources Committee has engaged FW Cook as its independent executive compensation consulting firm. The Company does not engage FW Cook for any services beyond their support of the Human Resources Committee.

•	The Company does not have a Shareholder Rights Plan.
Board Independence
The board of directors is composed of a substantial majority of independent directors. The board has established independence standards for Valmont's directors. These standards are set forth below and are contained in the Company's Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:
•
A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director's immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

•
A director will not be independent if (1) the director is an executive officer or an employee, or the director's immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company's consolidated gross revenues or (ii) Valmont's consolidated gross revenues.

•
A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont's independent auditor, (2) the director is an employee of Valmont's independent auditor, (3) the director has an immediate family member who is a current employee of Valmont's independent auditor who personally works on Valmont's audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont's independent auditor and personally worked on Valmont's audit within that time.
•
Tax-exempt organizations to which Valmont makes contributions shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization's consolidated gross revenues.

•
For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board's determination of each director's independence is disclosed annually in the Company's proxy statement.

The board has determined that all directors except Mr. Kaniewski (the Company's Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company's Corporate Governance Principles and the NYSE listing standards. The Directors determined that purchases from a subsidiary of Peter Kiewit Sons' Inc. (a construction company with in excess of $12 billion revenue) were in the ordinary course of business and immaterial.
Director Nomination Process
The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company's Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder nominations as described in Shareholder Proposals. In 2020, the Committee retained the services of an independent director search firm which resulted in the addition of Joan Robinson-Berry and Ritu Favre to the Board.
The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.
The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company's Corporate Governance Principles, including:
•
Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

•
Board skill needs, taking into account the experience of current board members, the candidate's ability to work in a collaborative culture with other board members, and the candidate's qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee and/or Governance and Nominating Committee.

•	Diversity, including gender, race and national origin.
•	Both domestic and international business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees, by telephone, video or in person. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.

Compensation Discussion and Analysis
General. The following compensation discussion and analysis provides information which the Human Resources Committee of the board of directors (the Committee) believes is relevant to an assessment and understanding of Valmont's executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Human Resources Committee information in the corporate governance section and (3) the compensation summary in the advisory vote on executive compensation section.
Say-On-Pay Vote. Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with at least 96% of the vote in each year, including 96.6% in 2021. Valmont's shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives and Strategies. Valmont's executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont's compensation programs are designed to:
•	provide target total compensation levels at competitive market rates to attract, retain, motivate and reward the performance of executive officers and other key employees;
•
direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

•
pay for performance by providing performance-based incentive plans measured against pre-established targets, with no guaranteed minimum payment provisions, and with actual payments above median market levels for exceeding performance targets and below median market levels if performance targets are not achieved.

The Committee established compensation strategies designed to carry out the compensation objectives, including:
•
target total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by the Committee's independent compensation consultants; and

•
base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets. Actual compensation will be above median if performance exceeds targets and below median when performance is below targets.

The Committee has engaged FW Cook as the Committee's independent executive compensation consultant. FW Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and non-employee director compensation. FW Cook provides no other services to the Company.
Compensation Processes and Practices. The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.
•
The elements of target total compensation are reviewed annually against general industry survey data and a peer group developed by FW Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of target compensation levels and pay mix for the CEO, CFO and other executives.

•
The Company has used as its primary benchmark surveys provided by FW Cook adjusted to provide market compensation levels for companies within a range of Valmont’s annual revenues. For 2021 compensation established by the Committee in December 2020 (for 2021 base salaries) and February 2021 (the 2021 incentive plans), the Committee used a national general industry survey of approximately 91 companies. The adjusted 2020 revenue size range of the companies in the Aon Survey was approximately $2.9 billion. Valmont’s 2020 revenues were $2.89 billion. The competitive medians referenced below for base salary, target annual incentives and long-term incentives are the competitive medians based on the survey data.
•
For 2022 compensation established by the Committee in December 2021 (for 2022 base salaries) and February 2022 (for 2022 incentives), the Committee used a national general industry survey of approximately 205 companies. The adjusted 2021 revenue size range of the companies in the survey was approximately $3.47 billion. Valmont’s 2021 revenues were $3.50 billion.

•
The Committee also used a peer group developed by FW Cook as a supplemental benchmark of CEO and CFO pay levels. FW Cook advised that, due to differences in the jobs of the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The peer group for 2021 compensation consisted of the following nineteen companies:

Acuity Brands	Colfax	Pentair
Aegion Corporation	Crane Co.	Qorvo
Arcosa	First Solar	Regal Beloit
Barnes Group	FlowServe Corporation	Rexnord
Belden	Harsco Corporation	SPX Corporation
Carlisle Companies	Hubbell	Toro Company
Watts Water Technologies
•
The Committee, on FW Cook’s recommendation, removed Aegion from the peer group in October 2021 (for purposes of the 2022 compensation program) due to its acquisition in May 2021. Following this change, the Company’s peer group consisted of eighteen companies.

•	The Company's revenues approximated the median of the peer group. The peer group had median 2021 revenues of $3.25 billion. Valmont's revenues for 2021 were $3.50 billion.
•
The Committee also reviews a tally sheet with respect to the total compensation (target and actual) of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by FW Cook as one of the primary factors in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

•
The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives for the 2019-2021 and subsequent long-term plans consisted of Company performance shares payable in Valmont stock. Stock options are settled in equity.

•
The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and equity or short-term and long-term incentive compensation. The Committee reviews information provided by FW Cook to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive's overall compensation opportunity should be incentive-based.

•	The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current strategies, objectives and performance goals.
•
The Committee's policy is to establish base salary, target annual incentives and long-term incentives with targets at or near the competitive median level and potential payouts of incentives up to 200% of target for executive officers who significantly exceed performance targets. The annual incentive and long-term incentive targets are established for each executive officer by using a percentage of base salary that approximates the competitive market median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

•	The Company's programs have been designed so that compensation paid to executive officers will generally be deductible under the Internal Revenue Code's compensation limits for deductibility.

Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont's qualified and related nonqualified plans, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain officers. Consequently, compensation paid to certain officers in excess of $1 million may not be deductible.
Elements of Compensation. Valmont's executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.
•
The three components are base salary, annual performance incentives, and long-term performance incentives (which include equity incentives). For 2021, base salary accounted for approximately 19.5% of the total compensation of the named executive officers and incentive compensation accounted for approximately 78.8% of such total compensation.

•
Valmont’s annual incentive plan for 2022 includes a 5% incentive modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and increase in employee resource groups engagement.

•	Valmont's executive officers do not have employment agreements.
•
Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont's 2018 Stock Plan provides for accelerated vesting of non-vested amounts in the event of an involuntary termination following a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

•	Valmont does not have a pension plan. Valmont's executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.
•	Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the limited use of Company aircraft for personal travel are included in the summary compensation table.
•	Valmont has an executive compensation recoupment policy covering cash and equity described on page 17.
•	Valmont has policies prohibiting hedging and pledging of Company stock by directors and officers.
2021 Compensation Program Elements
Base Salary. Base salary is targeted at the competitive median level. Competitive median levels for 2021 were provided by FW Cook based on national general survey data which was the primary market reference point. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.
The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company's Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by FW Cook using data for similar sized companies and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.
The Committee continued the Company's combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The Company's contributions to such plans for 2021 compensation (4.5% of covered compensation) for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.

Based on the factors described above, the Committee in December 2020 reviewed the base salaries of executive officers for 2021. Mr. Kaniewski's base salary was increased 5.3% to $1,030,000. Mr. Applbaum and Mr. Schapper received 3% increases to $535,600 and $592,250 respectively. Ms. Larkin’s base salary was unchanged based on her June 2020 hire. Mr. Parnell’s base salary was increased 8.6% to $384,010. The target direct compensation (base salary plus target annual incentive plus target long-term incentive) for Mr. Kaniewski was 85% of the survey competitive median.
The Committee reviewed executive base salaries for 2022 in December 2021 based on the same factors described above. The base salary for Mr. Kaniewski was increased 5.6%, the base salaries for Messrs. Applbaum, Schapper and Parnell and Ms. Larkin respectively were increased 20.1%, 17.5%, 7% and 5%. The increases for Messrs. Applbaum and Schapper were made in connection with strong performance and market adjustments.
Annual Incentives. The Company's short-term incentives for 2021 were established by the Committee. The Committee determined for 2021 that the annual incentive of executives should be based on optimizing profits and revenue growth. Accordingly, the executive officer programs provide for target performance levels based 75% on the Company's net earnings performance and 25% on revenue growth performance. Mr. Schapper’s short-term incentive was based on the Global Infrastructure business segment (which he heads) results weighting 75% to segment earnings before interest and taxes (EBIT) and 25% to Company net earnings. Annual incentives are targeted at the competitive median level. Competitive median levels are provided by FW Cook based on the primary benchmark survey prepared by Aon. For 2021, each named executive officer's annual incentive opportunity ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company's performance goals. For named executive officers' 2021 annual incentives, a target incentive was established ranging from 60% to 110% of base salary, and performance goals were set based on net earnings and revenue growth results.
2021 Target Incentives—Percentage of Base Salary
Mr. Kaniewski	110%
Mr. Applbaum	75%
Mr. Schapper	80%
Ms. Larkin	60%
Mr. Parnell	60%
A minimum threshold level of performance had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may also award discretionary non-incentive-based bonuses to an executive officer to recognize exceptional performance in a particular year. No discretionary awards were made to named executive officers with respect to performance in the last three years.
The Committee approved in February 2021 participation, including executive officers, in the short-term incentive program for 2021. Each performance measure operates independently. The Committee established the measures below to be used for the incentive threshold (payout at 50% of target), target incentive (payout at target), stretch incentive (payout at 150% of target) and maximum incentive (payout at 2x target) for both 2021 net earnings improvement and 2021 revenue growth, and for 2021 infrastructure results. Payouts are linearly interpolated for performance between threshold/target and target/maximum performance levels.
Net Earnings (75% weight for corporate executives, 25% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2021	$160.5 million	$188.8 million	$197.7 million	$217.1 million

Revenue (25% weight for corporate executives)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2021	$2,700 million	$3,000 million	$3,133 million	$3,300 million
Infrastructure EBIT (75% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2021	$172.8 million	$216.0 million	$232.2 million	$259.2 million
The threshold, target and maximum amounts for revenue growth represent total revenue numbers. The 2021 net earnings were adjusted. The adjusted net earnings were $241.5 million (GAAP net earnings of $195.6 million, increased by (i) $13.7 million after tax acquired company operating loss, (ii) $4.1 million after tax restructuring expenses and acquisition diligence costs, (iii) $4.3 million after tax write off of a 2014 receivable, (iv) $26.7 million impairment of long lived assets, and related valuation allowance, and (v) reduced by $3.8 million change in U.K. statutory rate), which resulted in performance at over maximum, the payout for which was capped at 200% of target. The 2021 revenue was $3.50 billion resulting in performance over maximum, the payout for which was also capped at 200% of target. The combination of the two factors resulted in an annual incentive payout for the four named executive officers at 200% of target for 2021. The infrastructure EBIT performance for 2021 of $232.6 million (GAAP EBIT of $184.8 million increased by (i) $27.9 million asset impairment, (ii) $11.1 million steel cost inflation not recovered by selling pricing, (iii) $5.5 million write off of a 2014 receivable and (iv) $3.1 million restructuring expenses) which resulted in performance at 151.5% of target, which when coupled with the Company net earnings performance resulted in an annual incentive payout for Mr. Schapper at 163.6% of target for 2021. Based on the 2021 results, annual incentive payouts for 2021 were as follows:
2021 Annual Incentives
Mr. Kaniewski	$2,266,147
Mr. Applbaum	803,400
Mr. Schapper	775,137
Ms. Larkin	480,000
Mr. Parnell	460,812
The annual incentive payouts, expressed as a percentage of target, for the prior six fiscal years, was as follows:
2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%
2015	0%
In February 2022, the Committee selected the participants and established the performance goals for the 2022 annual incentive program. The performance goals for named corporate executive officers in 2022 will continue to be based 75% on net earnings and 25% on revenue growth and for Mr. Schapper are based 25% on Company net earnings and 75% on Infrastructure segment EBIT. The 2022 annual incentive programs for executive officers includes a 5% modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and increase in employee resource groups engagement.
Long-Term Performance Incentives. Long-term performance incentives for senior management in 2021 were provided in two ways: through the long-term performance share program, and through equity awards under the shareholder approved 2018 Stock Plan. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark survey data. For the three-year award cycle ended in 2021, each named executive officer's long-term incentive opportunity under the performance share program ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company's performance goals.
The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee in February 2019 approved the performance matrix for the award cycle ending in 2021 to encourage both the effective use of the Company's capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or “ROIC” and cumulative compound operating income growth or “OIG”, weighted 60% ROIC and 40% OIG, at the beginning of the award cycle. The Committee established the following performance measures for ROIC and OIG for the award cycle ending in 2021:
	OIG (60% Weight)	ROIC (40% Weight)	Cumulative Payout as % of Target
Maximum	20%	11.5%	200%
Target	10%	10.0%	100%
Threshold	1%	8.5%	55%
Below Threshold	Below 1%	Below 8.5%	0%
The Committee in February 2019 selected the participants, including executive officers, for participation in the three-year award cycle ending in 2021. Targets for the 2019-2021 award cycle were established based on a predetermined percentage ranging from 40% to 165% of base salary, which amount was converted to performance shares valued at the Company's stock price at the beginning of the performance period (which for the 2019-2021 performance period was a thirty-day average of $119.58). The percentage of base salary for the named executive officers was:
Percentage of Salary
Mr. Kaniewski	165%
Mr. Schapper	70%
Mr. Applbaum (prorated to March 2020 hire date)	58%
Ms. Larkin (prorated to June 2020 hire date)	50%
Mr. Parnell	50%
The performance matrix provides for the potential payouts to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are valued at the Company's stock price at the end of the performance period (the thirty-day average prior to fiscal year end); consequently, payouts may be higher or lower based on the Company's stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards are paid in shares of common stock.
Based on the above described ROIC and OIG performance goals established by the Committee, the Company's three-year average ROIC on an adjusted basis was 10.5% and the three-year cumulative compound adjusted operating income growth was 3.9%, resulting in performance shares earned for the 2019-2021 period at 88.6% of Target. The Company’s calculation of return on invested capital for the three years is on page 31 of the 2021 Form 10-K; ending invested capital was adjusted $218.8 million for the amount of revolver borrowings to fund the Prospera acquisition in 2021. The 2020 adjusted operating income (GAAP operating income of $226.1 million increased by $42.4 million of restructuring and long-lived asset impairments and $2.4 million of deferred compensation expense) was $270.9 million. The 2021 adjusted operating income (GAAP operating income of $286.8 million increased by (i) $14.7 million acquired company operating loss, (ii) $6.0 million restructuring expenses and acquisition diligence costs, (iii) $5.5 million write off of 2014 receivable, (iv) $27.9 million impairment of long-lived assets and (v) $2.0 million deferred compensation expense)) was $342.2 million.
The Company’s stock price during the performance period increased from $119.58 to $244.79 which increased the value of the earned performance shares. The 2019-2021 long-term incentives were paid in Company common stock. Long-term plan payments were earned by the named executive officers as follows:
2019-2021 Long-Term Incentives
Mr. Kaniewski	11,613 shares
Mr. Schapper	2,349 shares
Mr. Applbaum	1,796 shares
Ms. Larkin	888 shares
Mr. Parnell	1,259 shares
The long-term incentive earnouts, expressed as a percentage of target, for the three-year periods ending in the six prior fiscal years, was as follows:
2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%
2015	84.5%
In February 2021, the Committee selected the participants and established the performance goals for the 2021-2023 award cycle; the performance goals for the cycle ending in 2023 are again based on a combination of growth in operating income and return on invested capital weighted 70% to ROIC and 30% to OIG, with each metric independently weighted. The Committee adjusted the weighting to reflect that ROIC is a strong indicator of Company share price. Targets were established for named executive officers based on a percentage of base salary ranging from 60% to 175% and performance targets established at 10% average ROIC and 10% OIG growth. Any 2021-2023 long term incentive award will be paid in shares of common stock.
Stock Incentives and Ownership Guidelines. The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position (shares owned and restricted share units held) having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for senior vice presidents and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. Messers. Kaniewski, Schapper and Parnell currently meet the targets using the closing stock price on the record date, February 28, 2022. The other two named executive officers have not yet met the guideline multiple due to their recent hiring or promotions.
Long-term stock incentives are provided through grants of stock options and restricted stock units to executive officers and other key employees pursuant to the shareholder approved 2018 Stock Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2019, 2020 and 2021 made at the regularly scheduled Committee meeting in December of each year as part of the compensation for the upcoming year. Stock options are exercisable at the market value on the date of grant and have value only if the Company's stock price increases. Stock options granted during 2021 vest beginning on the first anniversary of the grant in equal amounts over three years and expire ten years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options granted in 2021 also vest on death, disability and involuntary termination following a change-of-control. If an employee retires after age 62 (with five years of service), options continue to vest and be exercisable according to the original terms. The Company's stock plans prohibit repricing. Restricted stock units granted during 2021 vest in no less than three equal installments beginning on the first anniversary of the grant; the units also vest on death, disability and involuntary termination following a change-of-control, and vesting is prorated if an employee retires after age 62 (with five years of service).
The Committee establishes the number and terms of the options and restricted stock units granted under the stock plans. The Committee established the terms and provisions of such equity grants based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options and restricted stock units to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 11 to the Company's consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The table on page 3 reflects the ownership position of the directors and executive officers at February 28, 2022. Outstanding performance by an individual executive officer is recognized through larger equity grants. The Committee, in determining grants of equity under the stock plans, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options and restricted stock grants. In December 2021, stock options and/or restricted stock units were granted to named executive officers with a fair market value of a percentage of base salary as follows:
Percentage of Base Salary
Mr. Kaniewski	200%
Mr. Schapper	90%
Mr. Applbaum	90%
Ms. Larkin	60%
Mr. Parnell	60%
The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark national general industry survey data.
The Committee granted options for an aggregate of 47,223 shares and restricted stock units for an aggregate of 48,026 shares to a total of 240 employees in December 2021, including options and restricted stock units to named executive officers as described below. The Committee had previously granted (i) 159,982 restricted stock awards to Prospera employees in connection with the May 2021 acquisition and (ii) 8,963 restricted stock units to directors and new hires.
The Committee determined that the annual equity grants to the executive officers should be 50% stock options and 50% restricted stock units (on a value basis), to reflect current market practices as determined by FW Cook. In December 2021, the Committee granted the following stock options and restricted stock units to the named executive officers:
December 2021 Stock Grants
	Stock Options	Restricted Stock Units
Mr. Kaniewski	15,858	4,276
Mr. Applbaum	4,242	1,144
Mr. Schapper	4,592	1,238
Ms. Larkin	1,847	498
Mr. Parnell	1,807	487
The option grants and restricted stock unit grants vest in equal installments over three years; the options have a ten-year term. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee's review of each executive's performance.

The Committee believes that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance, and shareholder value.
Hedging and Pledging Policy
Valmont's policy prohibiting directors and officers from hedging or pledging Company stock has been in effect for more than ten years. The Company reviewed and enhanced its policy in December 2019. The current policy prohibits hedging and pledging transactions by directors, executive officers, corporate officers and group presidents with respect to any Valmont equity securities held directly or indirectly by such persons. Hedges are any transactions designed to hedge or offset any decrease in the market value of Valmont equity securities. Such transactions include short-sales, prepaid variable forward contracts, equity swaps, collars, and exchanges.
Compensation Risk Assessment
The Human Resources Committee in February 2022 conducted a risk assessment of the Company's compensation programs which was reviewed by its independent compensation consultant. The Committee determined that the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares, stock options and restricted stock units, have a three-year performance period or vesting period and consequently the value to executives varies with the Company's stock price over the period. The Company has a stock retention policy which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until stock ownership guidelines are met. The Company has an executive clawback policy in the event of financial restatements due to fraud. The Company also has policies which prohibit the hedging or pledging of Company stock by directors and officers.
Human Resources Committee Report
The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE

Daniel P. Neary, Chairman Catherine James Paglia Richard Lanoha Joan Robinson-Berry

Pay Ratio Information
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (CEO) for our fiscal year 2021. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.
For our fiscal year ended December 25, 2021:
•	The median of the annual total compensation of all employees of our company (other than our CEO) was $50,040.
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $7,337,975.
•	Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 147 to 1.
To identify the median of the annual total compensation of all our employees, we selected September 30, 2021 as the date for data gathering to identify the median employee because it enabled us to make such determination in a reasonably efficient and economical manner. We used the total cash compensation (base salary, cash bonuses and cash incentives) of all employees globally as reflected in payroll records. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
We used the same median employee as we did in 2020. There were no changes in employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure.
Once we identified our median employee, we combined all elements of such employee's compensation for 2021 to arrive at such employee's total compensation in the same manner as we arrived at our CEO's total compensation as set forth in the Summary Compensation Table.

Executive Compensation
Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Stephen G. Kaniewski President and Chief Executive Officer	2021	1,030,000	0	2,883,858	1,042,664	2,266,147	115,306	7,337,975
	2020	978,500	0	2,742,393	1,029,302	1,667,266	14,625	6,432,086
	2019	950,000	0	2,423,665	827,523	548,150	123,600	4,872,938

Avner M. Applbaum(4) Executive Vice President and Chief Financial Officer	2021	535,600	0	771,346	278,912	803,400	69,351	2,458,609
	2020	360,000	200,000	964,921	240,870	453,083	397,620	2,616,494

Aaron M. Schapper(4) Group President Infrastructure	2021	592,250	0	846,103	301,924	775,137	14,625	2,530,039
	2020	575,000	0	755,285	266,344	675,280	14,625	2,286,534

Diane M. Larkin(4) Executive Vice President Global Operations	2021	400,000	0	405,939	121,440	480,000	25,673	1,433,052
	2020	192,308	0	523,086	121,731	185,880	193,329	1,216,334

T. Mitchell Parnell Senior Vice President Human Resources	2021	384,010	0	353,563	118,810	460,812	37,409	1,354,604
	2020	353,600	0	327,282	115,135	246,477	34,623	1,077,117
	2019	337,572	0	276,056	102,509	156,281	17,612	890,030
(1)
Stock awards consist of the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program with respect to grants in each fiscal year. See Compensation Discussion and Analysis for a description of these awards. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company's stock price) would be two times the amounts shown in this column for the performance shares. Stock awards include the value of restricted stock units granted to Messrs. Kaniewski and Parnell in 2019, 2020 and 2021, and to Mr. Applbaum, Ms. Larkin and Mr. Schapper in 2020 and 2021.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 11 to the Company's consolidated financial statements for the assumptions used in the valuation of these awards. The exercise price of all options granted in 2021 to the named executive officers was $252.89.

(3)
All Other Compensation reflects amounts contributed by the Company to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2021 by executive officers in accordance with plan provisions; such Company contributions are 4.5% of the executive officer's salary, bonus and incentives that are paid in cash. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable and is paid only if performance levels are met. All Other Compensation includes 2020 relocation assistance as follows: $389,219 for Mr. Applbaum and $186,405 for Ms. Larkin. All Other Compensation for Mr. Kaniewski includes $80,850 in 2019 and $56,110 in 2021 with respect to personal use of Company aircraft based on the Company's variable operating cost.

(4)
Mr. Applbaum and Ms. Larkin were hired and became executive officers in 2020; base salary information is for the period beginning on the hire date. Mr. Applbaum received a new hire $100,000 restricted stock unit grant and a sign-on bonus of $200,000 to replace prior employer forfeitures. Ms. Larkin received a new hire $75,000 restricted stock unit grant. Mr. Schapper became a named executive officer in 2020.

Grants of
Plan-Based Awards for Fiscal 2021
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Award ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Stephen G. Kaniewski	02/22/2021	0	1,133,074	2,266,148	5,403	10,805	21,610
	12/13/2021							4,276	15,858	$252.89	2,053,425

Avner M. Applbaum	02/22/2021	0	401,700	803,400	1,445	2,889	5,788
	12/13/2021							1,144	4,242	$252.89	549,216

Aaron M. Schapper	02/22/2021	0	473,800	947,600	1,598	3,195	6,390
	12/13/2021							1,238	4,592	$252.89	594,439

Diane M. Larkin	02/22/2021	0	240,000	480,000	839	1,678	3,356
	12/13/2021							498	1,847	$252.89	239,107

T. Mitchell Parnell	02/22/2021	0	230,406	460,812	691	1,381	2,762
	12/13/2021							487	1,807	$252.89	233,878
(1)
Non-equity incentive awards were made with respect to the Company's 2021 annual incentive plan. Equity incentive plan awards represent performance shares under the Company's 2021-2023 long-term incentive plan. See Compensation Discussion and Analysis for a description of the plans. Performance shares, option awards and restricted stock unit awards are made under the shareholder-approved 2018 Stock Plan.

(2)	See footnote 11 to the Company's consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Stephen G. Kaniewski
	12,076	0	0	151.90	12/19/2023	12,310	3,013,365	13,108	3,208,707
	31,091	0	0	164.35	12/18/2024			11,827	2,895,131
	17,540	0	0	112.08	12/17/2025			10,805	2,644,956
	7,289	7,290	0	147.31	12/16/2026
	7,542	15,085	0	168.80	12/14/2030
	0	15,858	0	252.89	12/13/2031

Avner M. Applbaum
	1,765	3,530	0	168.80	12/14/2030	2,749	672,928	2,633	644,532
	0	4,242	0	252.89	12/13/2031			2,028	496,434
								2,889	715,865

Aaron M. Schapper
	3,413	0	0	164.35	12/18/2024	2,844	696,183	2,652	649,183
	0	5,000	0	112.08	12/17/2025			3,375	826,166
	1,775	0	0	112.08	12/17/2025			3,195	782,104
	2,081	2,081	0	147.31	12/16/2026
	1,951	3,904	0	168.60	12/14/2030
	0	4,592	0	252.89	12/13/2031

Diane M. Larkin
	892	1,784	0	168.80	12/14/2030	1,430	350,050	1,375	336,586
	0	1,847	0	252.89	12/13/2031			1,003	245,524
								1,678	410,758

T. Mitchell Parnell
	903	903	0	147.31	12/16/2026	1,182	289,342	1,421	347,847
	843	1,688	0	168.80	12/14/2030			1,465	358,617
	0	1,807	0	252.89	12/13/2031			1,381	338,055
(1)
The options that expire on December 19, 2023 vested in equal amounts on December 23 of 2017, 2018 and 2019. The options that expire on December 18, 2024 vested in equal amounts on December 18, 2018, 2019, and 2020. The options that expire on December 17, 2025 vested in equal amounts on December 17, 2019, 2020, and 2021. The options that expire on December 16, 2026 vest or vested in equal installments on December 16, 2020, 2021 and 2022. The options that expire on December 14, 2030 vest or vested in equal amounts on December 14 of 2021, 2022 and 2023. The options that expire on December 13, 2031 vest in equal installments on December 13, 2023, 2024 and 2025.

(2)
Mr. Kaniewski's restricted stock unit grants include a restricted stock unit grant in December 2017 of which 2,028 restricted stock units vest in one remaining equal installment on the fifth anniversary of the grant. The remaining awards for these named executive officers reported in this column are restricted stock units which vest in equal installments over three years following date of grant and on vesting will be settled in an equal number of shares of common stock. Dividends are paid upon vesting of restricted shares.

(3)	Based on the number of shares or units at the closing market price at the end of the 2021 fiscal year ($244.79 per share).
(4)
Numbers shown are as of the Company’s fiscal year-end for 2021 and are based on the target number of performance shares which can be earned under the long-term incentive plans for the three-year periods ending in (i) 2021, 2022 and 2023, respectively, for Mr. Kaniewski, Mr. Schapper and Mr. Parnell, (ii) 2021 and 2022, respectively, as prorated from date of hire, for Mr. Applbaum and Ms. Larkin, and (iii) 2023 for Mr. Applbaum and Ms. Larkin. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plans.

(5)	Based on the target number of performance shares at the closing market price at the end of the 2021 fiscal year ($244.79 per share).

Options Exercised and Stock Vested in Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen G. Kaniewski	26,651	3,106,906	6,000	1,458,049
Avner M. Applbaum	—	—	802	195,019
Aaron M. Schapper	8,957	958,893	1,551	377,204
Diane M. Larkin	—	—	465	111,034
T. Mitchell Parnell	903	87,230	677	164,618
(1)	Difference between the exercise price of the options and the market price on date of exercise.
(2)	Based on market value at vesting date of the related restricted stock units.
Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Stephen G. Kaniewski	59,428	46,146	51,297	0	410,991
Avner M. Applbaum	58,504	56,300	3,319	0	118,125
Aaron M. Schapper	0	1,575	1,101	0	15,105
Diane M. Larkin	30,771	12,623	1,610	0	45,005
T. Mitchell Parnell	60,975	24,358	14,468	0	141,756
(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non-equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401(k) plan.

(2)
Reflects Company contributions to match executive contributions to nonqualified deferred compensation plans but does not include Company match for executive contributions to the 401(k) plan. Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Company contributions are 4.5% of the executive officer's salary, bonus and cash incentives.

(3)	The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2021 compensation.
(4)
The Company does not have a pension plan or other defined benefit plan. The Company's nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company's 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company's balance sheet and are subject to creditor claims in event of the Company's bankruptcy. The vesting provisions follow that of the Company's 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each employee and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon a specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

Director Compensation
Name	Fees Earned or paid in Cash ($)(1)(2)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mogens Bay	182,500	135,000	0	317,500
Walter Scott, Jr.	82,500	135,000	0	217,500
Kaj den Daas	104,375	135,000	0	239,375
Daniel P. Neary	117,500	135,000	0	252,500
Clark T. Randt	95,000	135,000	0	230,000
James B. Milliken	117,500	135,000	0	252,500
Catherine J. Paglia	132,500	135,000	0	267,500
Theo W. Freye	95,000	135,000	0	230,000
Richard A. Lanoha	95,000	135,000	0	230,000
Ritu Favre	95,000	135,000	0	230,000
Joan Robinson-Berry	95,000	135,000	0	230,000
(1)
Non-employee directors in 2021 received: (1) a retainer of $95,000 per annum, (2) each committee chairman receives an additional $15,000 cash retainer per annum, (3) non-chair audit committee members receive an additional cash retainer of $7,500 per annum, (4) the lead director receives an additional cash retainer of $30,000, and (5) the non-executive chairman receives an additional cash retainer of $87,500 per annum. Mr. Bay became non-executive Chairman in 2019. Director Scott passed away in 2021. Non-employee directors also receive a grant of restricted stock units with a value of $135,000, based on the closing market price of the Company's common stock on the date of the Company's annual shareholders' meeting. The equity grants are made annually on the date of and following completion of the Company's annual shareholders' meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director). The total cash compensation and the grant date fair value of equity awards for a non-employee director may not exceed $750,000 in a calendar year.

(2)	Unexercised stock awards (consisting of unvested restricted stock units) for each director as of December 25, 2021 were as follows:
Name	Restricted Stock Units
Mogens Bay	549
Kaj den Daas	549
Daniel P. Neary	549
Clark T. Randt	549
James B. Milliken	549
Catherine J. Paglia	549
Theo W. Freye	549
Richard A. Lanoha	549
Ritu Favre	549
Joan Robinson-Berry	549
(3)
The Human Resources Committee, with input from FW Cook, reviewed and revised director compensation in February 2022. The Committee recommended, and the Board approved, the following director compensation effective April 1, 2022: (1) a cash retainer of $95,000 per annum, (2) an annual equity retainer of $145,000 per annum, (3) Audit Committee Chair annual retainer of $20,000, (4) other Committee Chair retainers of $15,000 per annum, (5) non-Chair Audit Committee member retainers of $10,000 per annum, (6) lead director retainer of $30,000 per annum, and (7) Non-Executive Chairman retainer of $125,000 per annum.

Equity Compensation Plan Information
The following table provides information about the Company's common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 25, 2021.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	779,444	$164.48	266,739
Equity compensation plans not approved by security holders	0		0
Total	779,444	$164.48	266,739
(1)	Includes 276,464 stock options, 380,540 restricted stock units and 122,440 performance shares.
(2)	Weighted-average exercise price of outstanding stock options.
Potential Payments Upon Termination or Change-In-Control
Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.
Valmont's executive officers may receive severance payments upon a termination of employment under Valmont's severance plan which is generally available to all administrative employees. The severance plan generally provides 16 weeks of salary plus one week of salary for each year of service. Valmont's executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.
Valmont's 2013 Stock Plan and 2018 Stock Plan provide that all outstanding options become immediately exercisable in the event of an involuntary termination following a change-in-control and that all restrictions on restricted stock lapse in the event of such an involuntary termination following a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont's common stock or total voting power of Valmont's voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company's assets occurs unless Valmont's shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont's securities; and (iv) Valmont is liquidated or dissolved. Options provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control (involving an involuntary termination) or retirement had occurred on the last day of fiscal 2021, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options and unvested restricted stock and restricted stock units held by the named executed officers would have been:
	Unvested Options	Unvested Restricted Stock
Stephen G. Kaniewski	$1,856,938	$3,013,365
Avner M. Applbaum	$268,245	$672,928
Aaron M. Schapper	$1,159,471	$696,183
Diane M. Larkin	$135,566	$350,050
T. Mitchell Parnell	$216,296	$289,342

The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2021, the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been:
Stephen G. Kaniewski	$6,020,610
Avner M. Applbaum	$1,211,221
Aaron M. Schapper	$1,460,662
Diane M. Larkin	$637,188
T. Mitchell Parnell	$699.555

Shareholder Return Performance Graphs
The graphs below compare the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery Index for the five and ten-year periods ended December 25, 2021. The graphs assume that the beginning value of the investment in Company Common Stock and each index was $100 and that all dividends were reinvested.

TEN YEAR COMPARISON
$500
$400
$300
$200
$100
$0
Dec 11
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Dec 13
Dec 14
Dec 15
Dec 16
Dec 17
Dec 18
Dec 19
Dec 20
Dec 21
Valmont Industries, Inc.
S&P MidCap 400 Index
S&P 400 Industrial Machinery

ITEM 2:	APPROVAL OF THE VALMONT 2022 STOCK PLAN
General
Valmont's board of directors has adopted the Valmont 2022 Stock Plan (the “Plan”), subject to shareholder approval. The adoption was based on the recommendation of the Human Resources Committee of the Board which was advised by FW Cook, the independent compensation consultant for the Committee. The board of directors recognizes the value of stock incentives in motivating superior performance, encouraging and providing for the acquisition of an ownership interest in the Company by participants, and enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company as well as non-employee directors to provide governance oversight and stewardship. Valmont most recently requested shareholder approval of a stock plan in 2018. The Plan requests authorization for the issuance of up to 2,000,000 shares of common stock as of the date the Plan is approved by shareholders, less shares subject to awards made under prior Valmont stock plans after December 25, 2021 and such approval date (which will be debited at the Full-Value Debiting Rate). While 199,000 shares remained available for issuance under prior Valmont stock plans as of December 25, 2021, following approval of the Plan by Company shareholders, no additional award grants shall be made under any prior Valmont stock plan.
The Plan includes provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and practices. These features include:
•	No “evergreen” provision	•	No repricing or cash buyouts of underwater stock options or stock appreciation rights
•	No dividends or dividend equivalents paid on unvested stock awards	•	No “reload” awards
•	No recycling of shares tendered or withheld for taxes or exercise price in respect of options	•	No “liberal” change-of-control definition
•	No discount stock options	•	Double trigger change-in-control provision
		•	Awards subject to clawback policies
Key Data, Burn Rate and Overhang
Our stock-based compensation, including the participation of employees and directors, results in a “burn rate” or share utilization rate presented in the table below. The table summarizes the number of awards granted and the burn rate for each of the last three fiscal years. The “burn rate” is not adjusted for forfeitures and expirations, which would reduce the burn rate if taken into account.
	FY 2021	FY 2020	FY 2019
Stock options granted (a)	47,223	66,231	57,648
Restricted stock and time-based restricted stock units granted (b)	216,971	85,251	78,318
Performance shares granted (at target) (c)	41,060	42,465	40,200
Total equity awards (a+b+c)	305,254	193,947	176,166
Weighted average common shares outstanding (d)	21,193,000	21,315,000	21,659,000
Burn rate (a+b+c/d)	1.44%	0.91%	0.81%
The burn rate for 2021 would be reduced to 0.68% if awards of restricted stock granted in connection with 2021 acquisition were not included in the burn rate calculation. We granted 159,982 restricted stock awards under the 2018 Stock Plan to employees of an acquired company in the second half of 2021.
Time-based Restricted Stock Granted as Consideration for Acquisitions	# of Shares/Units
2021	159,982
2020	0
2019	0

The total potential dilution or “overhang” from the adoption of the Plan is shown below. The 2,000,000 total shares represent 9.4% of the common shares outstanding on December 25, 2021. The “overhang” shown below assumes that the 2,000,000 total shares are available to grant as of December 25, 2021 (the last day of our 2021 fiscal year) and is calculated in the table below. All data in the table is as of December 25, 2021.
Shares
Total shares requested for approval under the Plan	2,000,000
Weighted-average exercise price of outstanding stock options	$164.48
Weighted-average remaining term of outstanding stock options	5.88 years
Shares underlying previously granted stock options under prior stock plans	276,464
Shares underlying previously granted restricted stock units under prior stock plans	380,540
Shares underlying previously granted performance shares under prior stock plans(1)	122,440
Total available and outstanding stock awards and stock options (a)	2,779,444
Common shares outstanding at 12/25/2021 (b)	21,280,140
Fully-diluted Overhang (a/a+b)	11.6%
(1)	Outstanding performance shares at target; earned amount is settled in stock.
We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for four to five years. Expectations regarding future share usage could be impacted by a number of factors, such as acquisitions. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
We believe that the benefits to our shareholders resulting from equity grants to our employees and directors outweigh the dilutive effect of equity grants under the Plan. The Company believes that paying a significant portion of senior employee variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of senior employees with those of our shareholders, encouraging ownership in the Company, and retaining, attracting and rewarding talented employees. We also believe that paying the majority of the annual compensation for our non-employee directors in stock awards aligns the interests of directors and shareholders.
The number of shares of common stock outstanding as of February 28, 2022, the record date for our annual meeting of shareholders, was 21,305,027 and the closing price of common stock on the New York Stock Exchange on that date was $216.45 per share.
Description of the Plan
The following is a summary of the material terms of the Plan. The full text of the Plan was filed with the Company's 8-K dated March 14, 2022.
Administration. Under the Plan, the Human Resources Committee (the “Committee”) of the board may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, deferred stock units, other forms of stock-based compensation and cash awards to officers and other employees of Valmont and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 300. The current number of directors eligible to participate in the Plan is eleven. The Company has a practice of not granting equity awards to its consultants, and at this time does not foresee changing that practice. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.
Available Shares. The maximum number of shares of Valmont's common stock that may be issued under the Plan after the date it is approved by shareholders is 2,000,000 less one share for every share subject to an option or stock appreciation right granted under any prior stock plan after December 25, 2021 and 2.5 shares for every one share that was subject to an award other than an option or stock appreciation right granted under any prior stock plan after December 25, 2021 (the “Full-Value Debiting Rate”). Shares of common stock remain available for grant, or have shares subject to issuance under outstanding awards, under the Valmont 2008 Stock Plan, the

Valmont 2013 Stock Plan and the 2018 Stock Plan (the “Prior Plans”). Following approval of the Plan by shareholders, no additional award grants will be made under the Prior Plans. For purposes of applying the following share counting rules, effective after December 25, 2021, the same rules shall apply with respect to awards granted under the Prior Plans.
Shares of stock subject to options or share-settled stock appreciation rights shall be deducted from the Plan share reserve based on the gross number of shares of stock exercised. Shares of stock subject to options or share-settled stock appreciation rights that are tendered to the Company or retained by the Company to pay the exercise price or withholding taxes in connection with the award shall be deducted from the Plan share reserve and shall not become available again for issuance under the Plan. Shares of stock subject to an award that are retained by the Company or tendered to the Company to pay the withholding taxes for a full-value Award (restricted stock, restricted stock unit, performance share) shall again become available again for issuance under the Plan. Any shares repurchased by the Company in the open market shall not increase the number of shares available for issuance under the Plan at the Full-Value Debiting Rate. Any shares of stock subject to an award, which for any reason are cancelled, cash-settled, terminated or otherwise settled without issuance of any shares of stock shall again be available for awards under the Plan, at the Full-Value Debiting Rate, if applicable.
The shares may be unissued shares or treasury stock. If there is a stock split, stock dividend, recapitalization, spinoff, exchange or other similar corporate transaction or event affecting Valmont's common stock, appropriate adjustments shall be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.
Any shares of stock subject to options or stock appreciation rights shall be counted against the maximum share limitation as one share of stock for every share of stock subject thereto. Any shares of stock subject to awards other than options or stock appreciation rights shall be counted against the maximum share limitation as 2.5 shares of stock for every share of stock subject thereto.
Limitations. The maximum number of shares of common stock which may be issued under the Plan in any fiscal year to any one employee shall not exceed 5% of the aggregate number of shares of common stock that may be issued under the Plan. The sum of any cash compensation and the grant date fair value of Awards granted under the Plan to a non-employee director as compensation for services during any calendar year may not exceed $750,000.
Minimum Vesting Requirement. Equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the Plan. Subject to this limitation, no award under the Plan that is based on performance criteria may be based on performance over a period of less than one year. No award under the Plan that is solely conditioned on continued employment or the passage of time may provide for vesting in less than pro rata annual installments over three years from the date of the award. The foregoing restrictions do not apply to the Committee's discretion to provide accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or Change-in-Control, in the terms of the Award or otherwise.
Grants Under The Plan
Stock Options for Employees: The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code. The Committee shall determine the methods of payment upon exercising an option, which may include paying the option price in cash, or withholding shares otherwise issuable on exercise of the option, or delivering other shares of common stock. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments. Other than in connection with a change in capitalization (as described above), the exercise price of a stock option may not be reduced. Stock options may not be granted under the Plan in consideration for the delivery of Valmont common stock in payment of the exercise price or tax withholding under any other stock option, i.e., no “reloads”. Unless otherwise provided by the Committee at the time of grant, if the employment of an optionholder is involuntarily terminated within one year of a change-in-control of Valmont (as defined in the Plan), then all outstanding options of such employee become immediately exercisable.

Stock Options of Acquired Companies: The Committee may also grant stock options in replacement of or upon assumption of options previously issued by companies acquired by Valmont by merger or stock purchase. Any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed. Any such options shall not count against the share reserve limits under the Plan.
Stock Appreciation Rights: The Committee may grant a stock appreciation right (a “SAR”) in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes; however, the term of each SAR may not exceed ten years from the date of grant. If an employee exercises a SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted; the price fixed by the Committee at the time the SAR was granted will be not less than the fair market value of the common stock on the date of grant. Payment may be made in cash, in shares of Valmont common stock, or any combination of cash and shares as the Committee determines. Other than in connection with a change in capitalization (as described above), the exercise price of a stock appreciation right may not be reduced. Unless otherwise provided by the Committee at the time of grant, if the employment of an SAR holder is involuntarily terminated within one year of a change-in-control (as defined in the Plan) of Valmont, then all outstanding SARs of such employee become immediately exercisable.
Restricted Stock: The Committee may grant awards of restricted stock and restricted stock units to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and Valmont financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. Unless otherwise provided by the Committee at the time of grant, if the employment of a restricted stock/unit holder is involuntarily terminated within one year of a change-in-control of Valmont (as defined in the Plan), all restrictions for such employee lapse. The Committee has the right to waive any restrictions.
Other Stock-Based and Cash Awards: The Committee may grant other stock-based awards and other cash awards to participants under the Plan, which may be based in whole or in part by reference to, or otherwise based on the fair market value of Valmont common stock, on such terms as the Committee may determine. Such awards may include restricted stock units, which may be settled in common stock or otherwise, performance share awards which are the subject of one or more performance criteria, and deferred stock units, which entitle the participant to receive shares (or cash or other property if so determined by the Committee) at a future time. The performance criteria may be calculated on an absolute or relative basis, and may be based on stock price, earnings, earnings per share, growth in earnings per share, total shareholder return, achievement of annual operating profit plans, operating income performance, return on equity performance, return on capital, sales growth, expense or working capital targets, margin improvement, cash flow, or other objective or subjective performance goals determined by the Committee.
The Committee may make appropriate provision for the effect of a change-in-control (as defined in the Plan) on restricted stock, restricted stock units, deferred stock units, and performance-based awards; however, acceleration of vesting upon a change-in-control may only occur following an involuntary termination of employment.
Treatment of Dividends and Dividend Equivalents on Unvested Awards: In no event shall dividends or dividend equivalents be paid with respect to options or stock appreciation rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirements to the same extent as the applicable award and shall only be paid at the time or times such vesting requirements are satisfied.
Director Participation: Non-employee directors may receive awards under the Plan upon approval by the board of directors. With respect to awards to such directors, all rights, powers and authorities vested in the

Committee under the Plan are instead to be exercised by the independent members of the Board. The sum of any cash compensation and the grant date fair value of equity awards granted under the Plan to a non-employee director as compensation for services during any calendar year may not exceed $750,000.
Tax Withholding: The Committee may permit an employee to satisfy applicable federal, state and local tax withholding requirements through the delivery to Valmont of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by Valmont.
Impact of a Change in Control / Adjustments: Unless otherwise provided by the Committee at the time of grant, in the event of a change-of-control of the Company (as defined in the Plan), if the employment of the holder of a stock-based award is involuntarily terminated within twelve months following the change-of-control, then such holder's outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to restricted stock and restricted stock units shall lapse.
Subject to the adjustment provisions set forth in the Plan (relating to a change in capitalization and a change in control), the Committee will not, without the approval of the Company shareholders, (a) lower the exercise price of an option or stock appreciation right, (b) cancel an option or stock appreciation right, when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award, or (c) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal United States National Security Exchange on which our shares are listed.
Clawback: All awards under the Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback or similar policy adopted by the board of directors or the Committee as in effect from time to time and (ii) applicable law.
Other Information: Except as permitted by the Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution; any permitted transfer must be for zero consideration. Unless terminated by action of the board, the Plan will continue in effect until March 31, 2032, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The board may also amend the Plan as it deems advisable. Amendments which (1) materially modify the requirements for participation in the Plan, (2) increase the number of shares of Valmont common stock subject to issuance under the Plan (except in connection with an equitable adjustment), (3) change the minimum exercise price for stock options as provided in the Plan, (4) eliminate the prohibitions on repricing and reloads, or (5) extend the term of the Plan, must be submitted to shareholders for approval. No amendment or termination shall adversely affect in any material respect the rights of any participant with respect to a previously granted award without the written consent of the participant.
Federal Income Tax Consequences
Federal income tax consequences to the Company and its employees of awards under the Plan are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently applicable to the Plan and does not describe state, local, or foreign tax consequences.
With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an item of adjustment for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Valmont will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.
With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. Subject to Section 162(m) of the Internal Revenue Code, Valmont generally will receive an equivalent deduction at that time.
With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the Valmont shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a “Forfeiture Restriction”). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. Subject to Section 162(m) of the Internal Revenue Code, Valmont generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of an employee.
With respect to restricted stock units, deferred stock units, performance shares and stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received will be subject to ordinary income tax in the year of vesting or distribution of the stock or cash and, subject to Section 162(m) of the Internal Revenue Code, Valmont generally will be entitled to a deduction for such amount.
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain officers. Previous law provided an exemption from the limitation for performance-based compensation. The exemption from the deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award and pay compensation, including a performance share award, that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
The terms of the Plan and each award are intended to comply with Section 409A of the Internal Revenue Code, which imposes specific restrictions on non-qualified deferred compensation arrangements. All awards under the Plan that are intended to be exempt from Section 409A of the Internal Revenue Code will be interpreted, administered and construed to comply or preserve such exemption.
New Plan Benefits
Awards granted under the Plan will be subject to the Committee's discretion, and the Committee has not determined future awards or who might receive them. The Committee historically has made equity awards in December of each year. As a result, the benefits that will be awarded under the Plan are not currently determinable.
Vote Required
The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting and entitled to vote at the annual meeting is required for approval of the Plan. If shareholders do not approve the Plan, the Company will have the authority to continue to provide equity awards under the Prior Plans. If shareholders do not approve the Plan, we believe our future ability to issue stock-based awards will be limited, adversely affecting our business.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE VALMONT 2022 STOCK PLAN.

ITEM 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION
Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.
The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.
Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with over 96% of the vote every year since 2011, including 96.6% of the vote in 2021. Valmont's shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency for the say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives, Strategies, Processes and Practices
The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are:
•
Base pay, target annual incentives and long-term incentives are targeted at median market levels. Median market levels are determined by FW Cook, the independent executive compensation consultant to the Human Resources Committee, based on peer group and general industry survey data. FW Cook reports directly to the Human Resources Committee and provides no other services to the Company.

•	Annual incentives and long-term incentives are performance based. Executive officers do not receive incentive payments unless pre-established targets are met.
•	Valmont's executive officers do not have employment agreements.
•	Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.
•	Valmont does not maintain a perquisite program for executive officers.
•	Valmont has an executive compensation recoupment policy that covers cash and equity incentive compensation.
•	Valmont's stock plan prohibits option repricing.
•	Valmont has stock ownership guidelines for directors and executive officers.
•
Valmont has a stock retention policy for executive officers which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines are met.

•	Valmont has policies prohibiting hedging and pledging of Valmont stock applicable to directors and officers.
Fiscal 2021 Compensation for Executive Officers
•
Base Salary. The base salaries paid to certain of Valmont's named executive officers in 2021 were increased to bring such salaries more in line with competitive medians as determined by the independent compensation consultant of the Human Resources Committee. The base salary of

Mr. Kaniewski increased 5.3% to $1,030,000. Mr. Applbaum and Mr. Schapper received 3% increases to $535,600 and $592,250 respectively. Ms. Larkin’s base salary was unchanged based on her 2020 hire. Mr. Parnell’s base salary was increased 8.6% to $384,010.
•
Annual Incentives. Annual incentives are performance based. The annual incentives for 2021 were based 75% on net earnings improvement and 25% on revenue growth. The Human Resources Committee established thresholds, targets and maximums for corporate net earnings and revenue growth, and for Infrastructure segment EBIT for Mr. Schapper’s incentive, all as described in Compensation Discussion and Analysis—Annual Incentives. The target annual incentive was based on the competitive median pursuant to the primary benchmark survey provided by FW Cook. Based on the results described in referenced section, payouts were earned by the four corporate executives at 200% of target (the capped amount) and by Mr. Schapper at 163.6% of target. The earnouts for the prior six fiscal years for corporate officers were as follows as a percentage of target:

2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%
2015	0%
•
Long-Term Incentives. Long-term incentives are performance based. The three-year performance period which ended in 2021 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 60% ROIC and 40% OIG. The Human Resources Committee established in February 2019 the targets for the three-year performance cycle ending in 2021. The targets were established at OIG growth of 10% and average ROIC of 10%. The adjusted three-year growth in OIG of 3.9% and the adjusted three-year average ROIC of 10.5% (see Compensation Discussion and Analysis) resulted in payouts under the 2019-2021 long-term incentive plan at 88.6% of target. The Company stock price during the performance period increased from $119.58 to $244.79 which increased the value of the earned performance shares. The earnouts for the prior six fiscal years were as follows as a percentage of target:

2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%
2015	84.5%
•
Equity Incentives. Stock options and restricted stock units are also a form of long-term incentive. The Human Resources Committee established the terms and provisions of equity awards granted in 2021 based on industry standards as provided by its independent compensation consultant. The number of options and restricted stock units granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the equity awards granted to named executive officers during 2021 is at Grants of Plan Based Awards for Fiscal 2021.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the board of directors. Although nonbinding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company's executive compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ITEM 3.

Audit Committee Report
The Audit Committee is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee oversees the Company's risk with respect to operational, compliance and financial matters, including legal, insurance, information technology and cybersecurity matters. The Committee manages the Company's relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website at investors.valmont.com.
The Company's management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company's financial reporting process and internal controls on behalf of the board of directors.
The Committee reviews the Company's annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures, (4) significant changes in the Company's selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company's independent auditors, to the Company during fiscal 2021 was compatible with the auditor's independence.
The Committee reviewed and discussed the Company's audited financial statements for fiscal 2021 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence. The Committee also discussed with Deloitte the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2021.

AUDIT COMMITTEE Kaj den Daas, Chairman Daniel P. Neary Catherine James Paglia James B. Milliken

ITEM 4:	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) conducted the 2021 and 2020 audits of the Company's financial statements. Fees billed by Deloitte to the Company for services provided during the 2021 and 2020 fiscal years were as follows:
	2021	2020
Audit Fees	$2,465,798	2,451,826
Audit-Related Fees	$657,547	234,000
Tax Fees	$130,356	165,118
Other Fees	$2,000	2,000
Total Fees	$3,255,701	2,852,944
Audit Fees consist of the audit of the Company's fiscal 2021 and 2020 annual financial statements, review of the Company's quarterly financial statements during 2021 and 2020, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company's internal control over financial reporting.
Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, procedures in connection with SEC registration statements, comfort letters provided in connection with the issuance of debt, agreed-upon procedures, documentation review in connection with the Company's internal controls over financial reporting and due diligence services performed with respect to acquisitions.
Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.
The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
The Audit Committee has appointed Deloitte as independent auditors to conduct the 2021 audit of the Company's financial statements. In considering the engagement of Deloitte as the Company’s independent auditors, the Audit Committee consider a number of factors including, but not limited to: (i) Deloitte’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality of Deloitte’s communications with the Audit Committee and management; (iii) Deloitte’s independence, including the consideration of any non-audit services provided by Deloitte and their impact on independence; (iv) the quality and efficiency of the services provided by Deloitte including input from management on Deloitte’s performance; (v) external data on audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms, (vi) the appropriateness of Deloitte’s fees; and (vii) Deloitte’s tenure as independent auditors. Deloitte has served as the Company’s independent auditors since 1996.
The Audit Committee requests that the shareholders ratify the appointment. A representative from Deloitte will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4.

Shareholder Proposals
Shareholder proposals intended to be presented at the 2023 annual meeting of shareholders must be received by the Company no later than November 15, 2022 in order to be considered for inclusion in the proxy statement for such meeting.
The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2022 annual shareholders' meeting. If the date of the 2023 annual shareholders' meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the meeting date is first made. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.
The Company's proxy card for the 2022 annual shareholders' meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2022 annual shareholders' meeting that are not included in this proxy statement.
Other Matters
The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.
By Order of the Board of Directors

R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary
Valmont Industries, Inc.

Note: Pursuant to Instruction 3 to Item 10 of Schedule 14A of the Securities Exchange Act of 1934, the following written plan document, which is not being mailed to stockholders with the proxy statement, is being filed in electronic format as an annex to this proxy statement filing.
VALMONT 2022 STOCK PLAN
SECTION 1

NAME AND PURPOSE
1.1 NAME. The name of the plan shall be the Valmont 2022 Stock Plan (the “Plan”).
1.2. PURPOSE OF PLAN. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.
SECTION 2

DEFINITIONS
2.1 DEFINITIONS. Whenever used herein, the following terms shall have the respective meanings set forth below:
(a)	“Act” means the Securities Exchange Act of 1934, as amended.
(b)
“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Other Stock-Based Award or cash granted under the Plan, including Awards combining two or more types of Awards in a single grant.

(c)	“Board” means the Board of Directors of the Company.
(d)	“Code” means the Internal Revenue Code of 1986, as amended.
(e)
“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

(f)	“Company” means Valmont Industries, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.
(g)	“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.
(h)	“Employee” means any employee of the Company or any of its Subsidiaries.
(i)
“Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

(j)	“Full-Value Debiting Rate” is defined in Section 5.1.
(k)
“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

(l)
“Other Stock-Based Award” means an award of a share of Stock or units of common stock, including Restricted Stock Units and deferred stock units, and performance shares, to a Participant subject to such terms as the Committee may determine.

(m)	“Participant” means any Employee, Eligible Director or consultant (a non-employee who performs bona fide services for the Company) designated by the Committee to participate in the Plan.
(n)	“Performance Shares” is defined in Section 10.3.
(o)	“Plan” means the Valmont 2022 Stock Plan, as in effect from time to time.
(p)	“Predecessor Plans” means the Valmont 2018 Stock Plan, the Valmont 2013 Stock Plan and the Valmont 2008 Stock Plan.
(q)	“Restricted Stock” shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.
(r)	“Restricted Stock Unit” is defined in Section 10.2.
(s)	“Stock” means the Common Stock of the Company, par value $1.00 per share.
(t)
“Stock Appreciation Right” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

(u)
“Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in any gender used in the Plan shall include any other gender, the singular shall include the plural, and the plural shall include the singular.
SECTION 3

ELIGIBILITY AND PARTICIPATION
The only persons eligible to participate in the Plan shall be those Participants selected by the Committee.
SECTION 4

POWERS OF THE COMMITTEE
4.1 COMMITTEE MEMBERS. The Plan shall be administered by the Committee comprised of no fewer than three members of the Board. Each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Principles, (ii) an “independent director” under rules adopted by the New York Stock Exchange, and (iii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
4.2 POWER TO GRANT. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.
4.3 ADMINISTRATION. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.
4.4 DELEGATION BY COMMITTEE. The Committee may, at any time and from time to time, (a) delegate to one or more of its members all or any of its responsibilities and powers, including the responsibilities and authority described under Sections 4.2 and 4.3, and (b) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operating of the Plan.
SECTION 5

STOCK SUBJECT TO PLAN
5.1 NUMBER. The number of shares of Stock subject to Awards under the Plan after the date the Plan is approved by Company shareholders may not exceed 2,000,000 shares of Stock less one share for every one share subject to an option or stock appreciation right granted under any Predecessor Plan after December 25, 2021 and 2.5 shares for every one share that was subject to an award other than an option or stock appreciation right granted under any Predecessor Plan after December 25, 2021. Following approval of the Plan by Company stockholders, no additional award grants shall be made under the Predecessor Plans. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. Any shares of Stock subject to Options or Stock Appreciation Rights shall be counted against the maximum share limitation of this Section 5.1 as one share of Stock for every share of Stock subject thereto. Any shares of Stock subject to Awards other than Options or Stock Appreciation Rights shall be counted against the maximum share limitation of this Section 5.1 as 2.5 shares of Stock for every share of Stock subject thereto (the “Full-Value Debiting Rate”).
Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company do not reduce the shares available under the Plan. Available Stock under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan’s share reserve (subject to applicable stock exchange listing requirements).
5.2 LIMITATIONS. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant under the Plan in any calendar year is 5% of the aggregate number of shares of Stock available for Awards under Section 5.1. The sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with FASB Topic 718 or any successor thereto) granted under the Plan to an Eligible Director as compensation for services as an Eligible Director during any calendar year may not exceed $750,000. Section 10.5 contains additional limitations on Awards.
5.3 AVAILABILITY OF STOCK NOT ISSUED PURSUANT TO AWARDS. Any shares of Stock subject to an Award, which for any reason are cancelled, cash-settled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan, at the Full-Value Debiting Rate, if applicable. Shares of Stock subject to Options or share-settled Stock Appreciation Rights shall be deducted from the Plan share reserve based on the gross number of shares of Stock exercised and not deducted based on the net number of shares of Stock delivered; the shares of Stock subject to an option or Share-Settled Stock Appreciation Right that are tendered to the Company or retained by the Company to pay the exercise price or withholding taxes in connection with the Award shall be deducted from the Plan share reserve and shall not become available again for issuance under the Plan. Shares of Stock subject to Restricted Stock, Restricted Stock Unit or Performance Share or other full-value award, that are tendered to the Company or retained by the Company to pay withholding taxes in connection with such a full-value Award shall not be deducted from the Plan Share reserve and shall become again available for issuance under the Plan at the Full-Value Debiting Rate. For purposes of applying the share counting rules of this Section 5.3, effective after December 25, 2021, the same rules shall apply with respect to awards granted under the Predecessor Plans.
5.4 EQUITABLE ADJUSTMENTS. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event, (i) the aggregate number of shares of Stock available for Awards under Section 5.1, (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards and/or (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto), shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

5.5 TREATMENT OF DIVIDENDS AND DIVIDEND EQUIVALENTS ON UNVESTED AWARDS. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirements to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirements are satisfied.
SECTION 6

STOCK OPTIONS
6.1 GRANT OF OPTIONS. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Options may also be granted in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase, and any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed; any such options shall not count against the limits established in Section 5.1.
6.2 OPTION PRICE. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted (with the exception of Options granted in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase).
6.3 EXERCISE OF OPTIONS. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee's right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.
6.4 PAYMENT. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, either by actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock or an appropriate book entry evidencing ownership. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise. The Committee may approve other methods of payment.
6.5 INCENTIVE STOCK OPTIONS. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code. No more than 50% of the aggregate number of shares of Stock available for grant as of the date the Plan is approved by Company shareholders may be subject to Incentive Stock Options.
6.6 NO REPRICING. Other than pursuant to Section 5.4, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price of an Option or Stock Appreciation Right, (b) cancel an

Option or Stock Appreciation Right when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change of Control), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed.
6.7 NO RELOAD GRANTS. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.
SECTION 7

DIRECTOR AWARDS
7.1 DIRECTOR AWARDS. Any Award or formula for granting an Award under the Plan made to Eligible Directors shall be approved by the independent members of the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the independent members of the Board. Certain limitations on Director Awards are set forth in Section 5.2.
SECTION 8

STOCK APPRECIATION RIGHTS
8.1 SAR'S IN TANDEM WITH OPTIONS. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.
8.2 OTHER STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
8.3 LIMITATIONS. The provisions of Sections 6.2, 6.3, 6.6 and 6.7 of the Plan shall also apply to Stock Appreciation Rights.
SECTION 9

RESTRICTED STOCK
9.1 GRANT OF RESTRICTED STOCK. The Committee may grant Restricted Stock and Restricted Stock Units to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock or Restricted Stock Unit shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock or Restricted Stock Unit shall be evidenced by a written agreement setting forth the terms of such Award.
9.2 REMOVAL OF RESTRICTIONS. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.
SECTION 10

OTHER STOCK-BASED AND CASH AWARDS
10.1 GENERAL. The Committee may grant Awards of Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, shares of stock. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. The Committee may accelerate or waive any restrictions or vesting conditions on other stock-based awards in whole or in part at any time in its discretion. Such other stock-based awards may include the awards referenced in Sections 10.2 and 10.3.
10.2 RESTRICTED STOCK UNITS. Restricted Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise (including cash settlement) as determined by the Committee.
10.3 PERFORMANCE SHARES. Performance shares are awards the grant, issuance, retention, vesting and/or settlement of which is subject to the satisfaction of one or more of the performance criteria established by the Committee. The performance criteria may be calculated on an absolute or relative basis, and may be based on stock price, earnings, earnings per share, growth in earnings per share, total stockholder return, achievement of annual operating profit plans, operating income performance, return on equity performance, return on capital, sales growth, expense or working capital targets, margin improvement, cash flow, or any other objective or subjective performance goals determined by the Committee.
10.4 DEFERRED STOCK UNITS. Deferred Stock Units shall entitle the Participant to receive shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
10.5 CASH AWARDS. The Committee is also authorized to grant to a Participant cash Awards based on such terms and conditions as is determined by the Committee.
10.6 MINIMUM VESTING REQUIREMENT. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the Plan. Subject to the foregoing, no Award based on performance criteria shall vest or be based on performance over a period of less than one year, and no Award that is solely conditioned on continued employment or the passage of time shall provide for vesting in less than pro rata annual installments over three years from the date of Award. For the avoidance of doubt, the foregoing restrictions do not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or Change-in-Control, in the terms of the Award or otherwise.
10.7 AWARDS IN FOREIGN COUNTRIES. The Committee has the authority to adopt modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.
SECTION 11

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
11.1 GENERAL. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the written consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1 (other than pursuant to Section 5.4), (iii) change the minimum exercise price for stock options as provided in Section 6.2, (iv) eliminate the prohibitions in Sections 6.6 and 6.7, or (v) extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock present and in person or represented by proxy and entitled to vote at the meeting thereon. No amendment or modification shall adversely affect in any material respect the rights of any Participant with respect to a previously granted Award without the written consent of the Participant.
11.2 TERMINATION OF PLAN. No further Awards shall be granted under the Plan subsequent to March 31, 2032, or such earlier date as may be determined by the Board.

SECTION 12

MISCELLANEOUS PROVISIONS
12.1 NONTRANSFERABILITY OF AWARDS. Except as otherwise provided by the Committee, Awards under the Plan are not transferable, except by will or by the laws of descent and distribution. To the extent a transfer of Awards is permitted by the Committee, such transfer shall be for zero consideration.
12.2 BENEFICIARY DESIGNATION. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of the Participant’s death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant's surviving spouse, if any, or otherwise by the Participant’s estate.
12.3 NO GUARANTEE OF EMPLOYMENT OR PARTICIPATION. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.
12.4 TAX WITHHOLDING. The Company shall have the power to withhold, or require a Participant or Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total federal, state and local tax obligation associated with the transaction.
12.5 CHANGE OF CONTROL. Unless otherwise provided by the Committee at the time of grant, if a Triggering Event for a Participant shall occur within the 12-month period beginning with a Change of Control of the Company, then, for such Participant, all outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. The Committee may make appropriate provision for the effect of a Change of Control on Restricted Stock Units, Performance Shares and performance-based Awards; however, any acceleration may occur only after a Triggering Event. “Triggering Event” shall mean the involuntary termination of employment of a Participant with the Company. “Change of Control” shall mean:
(i)
The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by (i) the Company or its subsidiaries or (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(ii)
Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”), over a period of thirty-six consecutive months, cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(iii)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, the persons who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company resulting from such Business Combination (including a company which, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(iv)	The complete liquidation or dissolution of the Company.
12.6 CLAWBACK. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback or similar policy adopted by the Board or Committee as in effect from time to time and (ii) applicable law.
12.7 AGREEMENTS WITH COMPANY. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee or its designee.
12.8 COMPANY INTENT. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. If any provision of the Plan or an Award contravenes any regulations promulgated under Section 409A of the Code or could cause an Award to be subject to interest and penalties under Section 409A of the Code, such provision of the Plan or any Award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
12.9 REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.
12.10 EFFECTIVE DATE. The Plan shall be effective upon its adoption by the Board subject to approval by the Company's stockholders at the 2022 annual stockholders' meeting.
12.11 GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

VALMONT INDUSTRIES, INC.
15000 VALMONT PLAZA
OMAHA, NE 68154

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67921-P67236-Z81880 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**VALMONT INDUSTRIES, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Kaj Den Daas
02) James B. Milliken
03) Catherine James Paglia
04) Ritu Favre

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4:**

**NOTE:** In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

valmont

**ANNUAL MEETING OF SHAREHOLDERS**

**Tuesday, April 26, 2022**
**1:00 p.m.**

**Valmont Industries, Inc.**
**15000 Valmont Plaza**
**Omaha, NE 68154**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com.

D67922-P67236-Z81880

## ANNUAL MEETING OF SHAREHOLDERS
## Tuesday, April 26, 2022
## 1:00 p.m.

**This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2022.**

By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Catherine James Paglia, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**